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Exhibit 99

         ViroPharma Announces the Sale of Additional Common Stock to
            American Home Products As Part of Hepatitis C Alliance


Exton, PA, October 24, 2000, -- ViroPharma Incorporated (Nasdaq: VPHM) today announced that it has sold to American Home Products Corporation (NYSE: AHP) an
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additional 104,934 shares of ViroPharma's common stock for $3,000,000 as a result of further progress made under the companies' hepatitis C virus collaboration. The price per share for the stock was based on a premium to a trailing average price. This sale is in addition to the sale of 96,059 shares to American Home Products Corporation that ViroPharma announced on October 6, 2000.

"We are pleased with the progress that we have made in our hepatitis C collaboration with Wyeth-Ayerst," said Michel de Rosen, ViroPharma's president and chief executive officer. "Our hepatitis C program is one of three product candidate development programs that ViroPharma has advanced into human clinical trials. We will continue to pursue aggressively the advancement of hepatitis C product candidates for the treatment of this insidious disease."


In December 1999, ViroPharma and American Home Products Corporation, through its pharmaceutical division, Wyeth-Ayerst, entered into an alliance to develop and commercialize ViroPharma's lead small molecule antiviral drug candidates for hepatitis C virus (HCV) and to discover, develop and commercialize additional novel inhibitors of HCV. In this transaction, American Home Products agreed to purchase shares of ViroPharma's common stock at the time of completion of certain product development stages.


ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The Company is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, pleconaril, is clinical development for treatment of picornavirus diseases, including late stage clinical trials for VRI. ViroPharma also has product candidates in clinical development for the treatment of hepatitis C and RSV disease.


Wyeth-Ayerst Laboratories, a division of American Home Products Corporation (NYSE:AHP), is a major research-oriented pharmaceutical company with leading products in the areas of women's health care, cardiovascular therapies, central nervous system drugs, anti-inflammatory agents, infectious disease, hemophilia, oncology, vaccines, and generic pharmaceuticals. American Home Products Corporation (NYSE:AHP) is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a leader in vaccines, biotechnology and animal health care.
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This press release contains forward-looking statements that involve a number of risks and uncertainties, including those relating to ViroPharma's continuing efforts to develop product candidates for the treatment of hepatitis C. There can be no assurance that ViroPharma's hepatitis C discovery and preclinical development efforts will be successful, that clinical trials with product candidates emerging from such efforts can be initiated on a timely basis, or at all, or that any such trials can be successfully concluded. Investigational pharmaceutical products, such as ViroPharma's product candidates for hepatitis C, require significant time and effort for research and development, laboratory testing and clinical testing prior to regulatory approval and commercialization. As a result, all of the activities described in this press release are subject to risks and uncertainties. Neither the FDA nor any other regulatory authority has approved any of ViroPharma's product candidates for commercialization. There can be no assurance that FDA or other regulatory authority approval for any product candidate under development by ViroPharma will be granted on a timely basis or at all. Even if approved, there can be no assurance that such drug
candidates will achieve market acceptance.   These factors, and other factors
that could cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in ViroPharma's most recent Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.


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